UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2022

ATI Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12001	25-1792394
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2021 McKinney Avenue, Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (412) 394-2800

N/A

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	ATI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 9, 2022, ATI Inc. (the “Company”) and certain wholly-owned domestic subsidiaries of the Company entered into that certain Amendment No. 2 to First Amended and Restated Revolving Credit, Term Loan and Security Agreement (the “Amendment”) by and among the subsidiary borrowers party thereto (collectively, the “Borrowers”), the Company and other subsidiary guarantors party thereto (collectively, the “Guarantors” and together with the Borrowers, the “Loan Parties”), the lenders party thereto (the “Lenders”), PNC Bank, National Association, as Agent (the “Agent”), Bank of America N.A., as Joint Lead Arranger and Co-Syndication Agent, Citibank, N.A., J. P. Morgan Chase Bank, N.A., MUFG Union Bank, N.A., and Wells Fargo Bank, National Association, as Co-Syndication Agents, and PNC Capital Markets LLC, as Joint Lead Arranger and Sole Bookrunner. The Amendment amends the First Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of September 30, 2019, by and among the Loan Parties, the Agent and the lenders party thereto, as amended (as amended, the “Credit Agreement”).

As amended, the Credit Agreement extends through September 9, 2027 and includes (a) a $200 million term loan (the “Term Loan”), and (b) a $600 million revolving credit facility (the “Revolving Credit Facility”), which includes a letter of credit sub-facility of up to $200 million and a swing loan facility of up to $50 million at any one time outstanding, and pursuant to which the Borrowers may borrow, repay and re-borrow amounts not to exceed the then-available maximum advance amount available under the Revolving Credit Facility, as long as no default or event of default has occurred and is continuing. Additionally, the Credit Agreement provides that the Company has the right to request one or more increases of up to $300 million in the aggregate, consisting of incremental terms loans or increases in the maximum amount available under the Revolving Credit Facility, or a combination thereof, provided that any such increase is in the sole discretion of the Lenders.

The obligations of the Loan Parties under the Credit Agreement currently are secured by each Loan Party’s respective (i) accounts receivable and inventory and (ii) solely to the extent related to such accounts receivable and inventory, proceeds, supporting obligations, chattel paper, documents, electronic chattel paper, general intangibles, instruments, deposit accounts, commercial tort claims, and letter-of-credit rights. Furthermore, the obligations of the Borrowers under the Credit Agreement have been guaranteed by the Guarantors. Availability under the Revolving Credit Facility is based upon the amount of eligible inventory and eligible accounts receivable applied against certain advance rates. Additionally, the Credit Agreement provides the Company with the option of including certain machinery and equipment as additional collateral for purposes of determining availability under the Credit Facility. The applicable interest rate for borrowings under the Revolving Credit Facility includes interest rate spreads based on available borrowing capacity that range between 1.25% and 1.75% for SOFR-based borrowings and 0.25% and 0.75% for base rate borrowings.

The Credit Agreement contains a financial covenant whereby, at any time an event of default has occurred and is continuing or undrawn availability under the Revolving Credit Facility is less than the greater of (i) 10% of the then applicable maximum borrowing amount or (ii) $60.0 million, the Loan Parties must maintain a fixed charge coverage ratio of not less than 1.00:1.00, as calculated in accordance with the terms of the Credit Agreement. Additionally, the Borrowers must demonstrate minimum liquidity specified by the Credit Agreement during the 90-day period immediately preceding the stated maturity date of its 3.50% Senior Unsecured Notes due 2025 and the 6.95% Debentures due 2025 issued by the Company’s wholly owned subsidiary, Allegheny Ludlum LLC.

The Credit Agreement also contains customary affirmative and negative covenants for credit facilities of this type, including limitations on the Loan Parties with respect to indebtedness, liens, investments, mergers and acquisitions, dispositions of assets and transactions with affiliates. The Credit Agreement provides for customary events of default, including a failure to pay principal, interest or fees when due, failure to comply with covenants, the fact that any representation or warranty made by any of the Loan Parties is materially incorrect, the occurrence of an event of default under certain other indebtedness of Loan Parties, the commencement of certain insolvency or receivership events affecting any of the Loan Parties and the occurrence of a change in control of the Company. Upon the occurrence of an event of default, the commitments of the Lenders may be terminated, and all outstanding obligations of the Loan Parties under the Credit Agreement may be declared immediately due and payable.

The foregoing is a summary of the material terms and conditions of the Credit Agreement and not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Credit Agreement which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2022.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATI, Inc.

By:	/s/ Elliot S. Davis
Elliot S. Davis
Senior Vice President and Chief Legal Officer

Dated: September 9, 2022